UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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FBL FINANCIAL GROUP, INC.

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5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING

Dear Shareholder:

        The Annual Meeting of Shareholders of FBL Financial Group, Inc. will begin at 9:00 a.m. Central Daylight Time on Friday, May 20, 2005, at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa.

        Only shareholders who owned stock at the close of business on March 15, 2005 can vote at this meeting or any adjournments that may take place. At the meeting we will ask you to:

1.	Elect a Board of Directors;
2.	Approve performance terms of incentive compensation plans, including approving material terms of the Management Performance Plan;
3.	Approve the Executive Salary and Bonus Deferred Compensation Plan;
4.	Approve an Amendment to the 1996 Common Stock Compensation Plan to increase the number of options annually granted to directors of subsidiaries, and ratify grants made to such persons in 2005;
5.	Ratify the appointment of our independent auditors for 2005, and
6.	Attend to other business that may properly come before the meeting.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE FIVE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

        At the meeting we will also report on FBL’s 2004 business results and other matters of interest to shareholders.

        Enclosed with the mailing of this Proxy Statement is the 2004 Annual Report to Shareholders, which includes the 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The approximate date of mailing for this proxy statement, plus the proxy card and Annual Report, is March 31, 2005.

By Order of the Board of Directors

Jerry C. Downin
Senior Vice President,
Secretary and Treasurer

March 31, 2005

QUESTIONS AND ANSWERS

1.	Q:	What may I vote on?
	A:	1) the election of eight Class A directors;
2) the approval of performance terms of executive incentive payments, including the material terms of the Management Performance Plan;
3) the approval of the Executive Salary and Bonus Deferred Compensation Plan;
4) the approval of an amendment to the 1996 Class A Common Stock Compensation Plan to authorize additional options to directors of subsidiaries, and to ratify options granted to such persons in 2005, and
5) the ratification of the appointment of our independent auditor for 2005.

2.	Q:	How does the Board recommend I vote on the proposals?
	A:	The Board recommends a vote FOR each of the nominees for Class A directors, and FOR each of the other proposals.

3.	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2005 (the record date) are entitled to vote at the annual meeting.

4.	Q:	How do I vote?
	A:	Sign and date each proxy card you receive and return it in the pre-paid envelope. Or, depending on the form of proxy card or voting instruction card you receive, you may follow directions on the card to cast your vote by telephone or over the internet. If you return your signed proxy card but do not mark the box as showing how you wish to vote, your shares will be voted FOR the three proposals. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL’s corporate secretary, 2) voting in person, or 3) returning a later dated proxy card.

5.	Q:	Who will count the votes?
	A:	Mellon Investor Services, LLC (Mellon), our transfer agent, will receive the proxy cards and tabulate the results. Mellon’s report will be verified by an employee of our legal department who will be appointed as the inspector of election.

6.	Q:	Is my vote confidential?
	A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Mellon. They are forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

7.	Q:	What shares are included in the proxy cards?
	A:	The shares on your proxy cards represent all of your shares, including those in FBL’s Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction card. If you do not vote by telephone or internet or return your proxy cards, your shares will not be voted. If employees do not vote by telephone or internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

8.	Q:	What does it mean if I get more than one proxy card?
	A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Sign and return all proxy cards to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon, at (888) 213-0965. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a proxy card for any shares owned directly by employees.

9.	Q:	How many shares can vote?
	A:	As of the record date, March 15, 2005, 27,647,175 shares of Class A common stock, 1,192,990 shares of Class B common stock, 5,000,000 shares of Series B preferred stock and 1,724,000 shares of Series C preferred stock were issued and outstanding. Every shareholder of common stock and of Series C preferred stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 38,564,165 eligible votes as of the record date. The Class A common shareholders and the Series B and Series C preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

10.	Q:	What is a “quorum”?
	A:	A “quorum” is a majority of the outstanding shares that may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the votes cast to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

11.	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2005 can vote.

12.	Q:	How will voting on any other business be conducted?
	A:	Although we do not know of any business to be conducted at the 2005 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy card gives authority to Craig Lang, FBL’s Chairman, and Bill Oddy, FBL’s Chief Executive Officer, to vote on such matters at their discretion.

13.	Q:	Who are the largest principal shareholders?
	A:	Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2005. It owned 14,694,157 shares of Class A common stock (53.1% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 66.0% of the total potential votes. Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) held 727,362 shares of Class A common stock (2.6% of that class) and 213,590 shares of Class B common stock, being 17.9% of that class; in total, 2.4% of the total potential votes. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters’ address, 5400 University Avenue, West Des Moines, Iowa 50266. In addition, the Kansas Farm Bureau, 2627 KFB Plaza, Manhattan, KS 66502, owns 1,724,000 shares of the Series C preferred stock (100% of that class). In addition, Dimensional Fund Advisors Inc. (“Dimensional”) has informed us by filing Schedule 13G that it is the beneficial owner of 1,642,268 shares of Class A common stock as of December 31, 2004, 5.97% of the class. Its address is 1299 Ocean Ave., 11th Floor, Santa Monica, CA 90401. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment advisor to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting that the various investment companies and managed accounts are the owners of the shares.

14.	Q:	How are the Class B directors elected?
	A:	Only Farm Bureau organizations may own Class B common stock. Farm Bureau federations or their affiliates in 15 Midwestern and Western states own Class B shares. By agreement, only presidents of the 15 state Farm Bureau federations, and one officer of a Farm Bureau organization, are eligible for nomination as the five Class B directors. The Class B nominating committee is made up of all of the Class B directors, who meet annually with representatives of the other Class B shareholders to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and the Executive Director of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization retains more than 50% of the Class B shares.

15.	Q:	When are shareholder proposals for the next annual meeting due?
	A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Jerry C. Downin, Senior Vice President, Secretary and Treasurer, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 2, 2005. Additionally, FBL’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 45 days before the first anniversary of mailing of this year’s proxy statement. That would be February 15, 2006. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2006 annual meeting to present the proposal.

16.	Q:	Can a shareholder nominate someone as a director of the Company?
	A:	As a shareholder of record, you may recommend any person as a nominee for Class A director. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock. Recommendations are made by writing to the Secretary of the Company not less than 45 days prior to the first anniversary of the mailing of this year’s proxy statement. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee’s written consent to being named in a proxy statement and to serve as a director if nominated.

CORPORATE GOVERNANCE

Corporate Governance Principles

        The Board of Directors adopted governance principles to provide guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance principles is posted on the Company’s website at www.fblfinancial.com. We will also provide a copy of the governance principles to shareholders upon request.

Objective of the Board of Directors

        The business of FBL is managed under the direction of the Board. The Board is to represent the interests of the shareholders; as such it is to oversee the strategic direction and conduct of the Company’s business activities so as to enhance the long term value of the Company. One of the Board’s principal roles is to select and oversee a well qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

        In addition to serving the long-term interests of the stockholders, the Board has responsibility to the Company’s customers, policyholders, employees and the communities where it operates. These responsibilities are founded upon the successful perpetuation of the business and the promotion of the highest ethical standards.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;
•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;
•	Oversee compliance with laws, regulations and ethical behaviors;
•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;
•	Promote integrity and candor in the audit of the Company’s financial statements and operations, and in all financial reporting and disclosure;
•	Review and approve management’s strategic and business plans;
•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;
•	Monitor management’s performance of its plans and objectives and advise management on significant decisions; and
•	Assess its own effectiveness.

Board Organization

        The Board consists of a majority of independent directors, even though the Company is a “controlled company” which is not required to have an independent majority. Eight Class A directors include the Chief Executive Officer and seven independent directors who are elected by the holders of the Class A common stock and the Series B and Series C preferred stock, all voting as a single class. The Class B common stockholders elect five Class B directors. The Board should make its own determination from time to time of what leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the major shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. Under this arrangement, Craig Lang, President of the Iowa Farm

Bureau Federation, is the Chairman. In 2004 the independent directors elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Company and appointed to the Executive Committee, as well as remaining a member of the Audit Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

        The Board also maintains three standing committees comprised solely of independent directors — the Audit Committee, the Management Development and Compensation Committee, and the Class A Nominating and Corporate Governance Committee. The Class B Nominating Committee is made up of all the Class B directors. The Finance Committee and the Executive Committee consist of both Class A and Class B members. Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See, “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Board Operation

        The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings. The Chairman, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior managers at any time. Strategic planning and succession planning sessions are held annually at regular Board meetings.

Board Advisors

        The Board and its committees (consistent with their respective charters) may retain their own advisors as they determine necessary to carry out their responsibilities.

Board Evaluation

        The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board’s performance and procedures, including evaluation of committee performance. The Board and each of the standing committees conducted an annual evaluation of their performance and procedures, including the adequacy of their charters, in February 2005.

Board Compensation and Share Ownership

        The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, will review and make recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee shall periodically review director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. Directors may be awarded compensation sufficient to compensate them for the time and effort they expend to fulfill their duties.

        As part of a director’s total compensation and to more closely align the interests of directors and the Company’s stockholders, the Board believes that a meaningful portion of a director’s compensation should be paid in the form of common stock of the Company. Directors shall receive stock options annually under the Company’s existing stock option plan and may choose to receive some or all director fees in shares or in share equivalent units under the Directors Deferred Compensation Plan. In 2004, the Board determined that directors are required to own FBL stock in the amount of three times their annual retainer by the latter of 2009 or within five years of becoming a director.

Charitable Contributions

        The Board shall also review charitable contributions by the Company to organizations with which any director is affiliated. In addition, the Board shall review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Corporate Conduct

        We have adopted the FBL Code of Conduct, which applies to all employees, officers and directors of the company. The Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the New York Stock Exchange (“NYSE”). We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Conduct and the Code of Ethics are posted on our website at www.fblfinancial.com under the heading “Corporate Governance — Governance Library” We will also provide copies of these documents to shareholders upon request. We intend to disclose any amendments to the Code of Conduct or Code of Ethics, as well as any waivers for executive officers or directors, on our website.

Communications with the Board of Directors

        The Board has established a process for shareholders to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail at contactboard@fblfinancial.com.

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

        There are eight nominees for election as Class A directors, to be elected by the vote of the Class A shareholders and holders of the Series B and Series C preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and seven nominees are independent of management. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the seven independent nominees possess the degree of independence from management and from the Company mandated by the Securities and Exchange Commission and the New York Stock Exchange.

        In making its independence determinations, the board specifically reviewed information that director John E. Walker is also a director of LabOne, Inc., which provided the Company’s insurance subsidiaries with over $750,000 of services in blood and urine testing in 2004. Nominee Paul E. Larson was noted as also being a director of Wellmark, Inc., a mutual insurance company which provides Blue Cross-Blue Shield health insurance policies sold by agents of the Company’s insurance affiliates in Iowa and South Dakota. The Company’s managed affiliate, Farm Bureau Mutual, received in excess of $10,000,000 of commission income for such sales in 2004, the bulk of which was in turn paid to the selling agents. In neither case are Mr. Walker or Mr. Larson officers or significant shareholders of the other company. The amounts involved are substantially below 2% of revenues of the affected companies. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Walker or Mr. Larson. There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board. Biographical information on each nominee, including the five Class B director nominees, is in the following pages. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting on the original director candidate will be cast for the substituted candidate.

        YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

Nominees for Class A Director

        Jerry L. Chicoine is the Lead Director of the independent directors, vice-chairman of the Board, and serves on the Executive Committee and the Audit Committee. He has been named as one of our “audit committee financial experts.” Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer’s Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. He is a member of the board of directors of several non-public companies, including Ruan Holdings and The Weitz Company, and of Simpson College.

Member: Audit and Executive Committees
Class A Director since 1996 Age: 62

        John W. Creer has been President and Chief Executive Officer of Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon), since 1980. As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church’s Investment Policy Committee. In addition, he serves as chairman of the Utah State School and Institutional Trust Lands Board of Trustees. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich. He is chair of the Class A Nominating and Corporate Governance Committee.

Member: Audit and Class A Nominating and Corporate Governance Committees
Class A Director since 1996 Age: 65

        Tim H. Gill has been President and Chief Executive Officer of Montana Livestock Ag Credit, Inc. since 1986. The company specializes in agricultural finance throughout the state of Montana, underwrites long term real estate loans and has its own investment offerings. Mr. Gill is on the finance committee, and is a past vice chairman, of Montana Stockgrowers; a member of the tax and credit committee of the National Cattlemen’s Beef Association; a director and past chairman of the Montana Council on Economic Education, and a director of the Montana State University College of Agriculture Development Board.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation Committees
Class A Director since 2004 Age: 52

        Robert H. Hanson was an investment banker with Merrill Lynch, Pierce Fenner & Smith in New York for 25 years, since 1972 as a Vice President, specializing in providing corporate finance services to the regulated utilities and telecommunications industries. In 1990 he relocated to Cody, Wyoming, where he was employed by Dean Witter Reynolds, Inc. as an Account Executive, and later by D.A. Davidson & Co., as Vice President and Office Manager of that firm’s Cody office. In 1993 he joined GST Telecommunications, Inc., initially as Senior Vice President — Corporate Development, and subsequently as Chief Financial Officer, retiring from those positions in 1999. Mr. Hanson is a member of the Wyoming Telecommunications Council and Vice Chairman of the Cody Economic Development Council. In addition, he has financial oversight and investment management responsibilities with two national conservation organizations. Mr. Hanson is a graduate of Yale University. He is chair of the Finance Committee.

Member: Finance and Class A Nominating and Corporate Governance Committees
Class A Director since 2004 Age: 63

        Paul E. Larson is the chair of the Audit Committee. He has been named by the Board of Directors as one of our “audit committee financial experts.” He retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s in 1999, and inducted into the American Institute of CPA’s Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which is managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee’s financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004.

Member: Audit and Management Development and Compensation Committees
Class A Director since 2004 Age: 52

        Edward W. Mehrer is currently a member of the board of directors, and the audit, finance and executive committees of Winn-Dixie Stores, the audit and compensation committees of NovaStar Financial, and the audit committee of MGI Pharma. He served as Interim Chief Executive Officer of CyDex, Inc., a drug delivery company, from late 2002 to mid 2003, and as its Chief Financial Officer from November 1996 to December 2003. Prior to joining CyDex in 1996, Mr. Mehrer was Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow and a Director and member of its Executive Committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for KPMG Peat Marwick in Kansas City, Missouri.

Member: Finance and Management Development and Compensation Committees
Class A Director since 2004 Age: 66

        William J. Oddy, FSA, was elected Chief Executive Officer of FBL and of Farm Bureau Mutual and their major operating subsidiaries, and a Class B Director, March 1, 2000. Pursuant to the revised board structure presented to the shareholders in 2004, Mr. Oddy was reclassified as a Class A director. Mr. Oddy is also a director of several non-public companies with which we have investment and business relationships, including Berthel Fisher & Company, Berthel Fisher & Company Financial Services and American Equity Investment Life Insurance Company. He is also a director of our subsidiary, EquiTrust Life Insurance Company (“EquiTrust Life”). Mr. Oddy has been employed by FBL and its affiliates since 1968, and prior to becoming CEO served as Chief Operating Officer from 1993 to 1997, and Executive Vice President and General Manager of the Company’s life insurance subsidiaries from 1997 to 2000.

Member: Executive and Investment Committees
Class B Director 2000-2004; Class A Director since 2004 Age: 60

        John E. Walker is the chair of the Management Development and Compensation Committee. He retired January 1, 1996 from Business Men’s Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the compensation and governance/nominating committees of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.

Member: Management Development and Compensation, and Class A Nominating and Corporate Governance Committees
Class A Director since 1996 Age: 66

Nominees for Class B Director

        Craig A. Lang is the Chairman of the Board, and chair of the Executive Committee. He has been a director of the Iowa Farm Bureau Federation since 1992 and was its Vice President for six years beginning in 1995. He has been a director of Farm Bureau Mutual and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1993. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and President of its subsidiary, Farm Bureau Management Corporation. He was also then named President of Farm Bureau Life and Farm Bureau Mutual (until 2003), a director and president of EquiTrust Life and a director of Western Agricultural Insurance Company (Western Ag). In 2003 Mr. Lang was elected to the Board of Directors of the American Farm Bureau Federation. He served as the Iowa governor’s appointed chairman of the Grow Iowa Values Fund, within the Iowa Department of Economic Development, in 2003 and 2004. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,000 acres near Brooklyn, Iowa where they have a 400 head dairy operation.

Member: Executive and Class B Nominating Committees
Class B Director since 2001 Age: 53

        Jerry C. Downin is Senior Vice President, Secretary and Treasurer of FBL and of Farm Bureau Mutual and their major operating subsidiaries. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation, and Vice President and Treasurer of Farm Bureau Management Corporation. He was elected to all of those positions in March 2000. Mr. Downin has been employed by the Iowa Farm Bureau Federation since 1968. He has previously worked for the federation as Director of Organization, Director of Public Affairs, State Legislative Director, Director of Environmental Affairs and Regional Manager. He serves on the Board of Directors of Living History Farms.

Member: Executive and Class B Nominating Committees
Class B Director since 2000 Age: 63

        Steve L. Baccus became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau Federation. He is also Chairman of the Board of Directors of Farm Bureau Mutual, and a director of Farm Bureau Life, EquiTrust Life, Western Ag and FB Bank. He is also a member of the Board of Trustees of Kansas Weslyan University in Salinas, Kansas. In 2004 Mr. Baccus was elected to the Board of Directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelors and masters degrees in psychology from Washburn University and Chapman College, respectively.

Member: Executive and Class B Nominating Committees
Class B Director since 2002 Age: 55

         O. Al Christopherson has been President of the Minnesota Farm Bureau Federation since 1988 and is also a director of Farm Bureau Life, Farm Bureau Mutual and American Agricultural Insurance Company (American Ag). Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates an 1,800 acre family farm, raising hogs, corn, soybeans, and wheat.

Member: Finance and Class B Nominating Committees
Class B Director since 1994 Age: 64

         Frank S. Priestley was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life and Western Ag. Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho.

Member: Finance and Class B Nominating Committees
Class B Director since 1998 Age: 56

COMPENSATION OF NON-EMPLOYEE DIRECTORS

        Class A directors and Class B directors receive annual retainers of $24,000 and $10,000, respectively, plus a fee of $1,250 for each Board meeting attended ($500 for telephonic meetings). Members of the Audit Committee receive $1,000 per meeting; members of the Class B Nominating Committee receive $500 per meeting; members of the other committees receive $1,000 per meeting ($500 per telephonic meeting). The chairperson of the committee receives 50% more than the members. Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings, and are reimbursed for travel expenses of their spouse for one Board meeting per year. In 2004 spouse travel expenses were reimbursed to existing Board members Baccus, Christopherson and Creer, and former Board members Richard Kjerstad,

Alan Foutz and Keith Olsen; none exceeded $500. The non-employee directors each annually receive nonqualified stock options to purchase 4,000 shares at the date of grant fair market value.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

        The Board of Directors met five times during 2004, including one telephone conference meeting. All of the current directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all of the current directors did attend the last annual meeting in May 2004.

        The committees of the Board of Directors and the number of meetings held by each committee in 2004 were:

Committee Name	Number of Meetings Held During 2004

Executive Committee	11
Audit Committee	8
Finance Committee	3
Management Development and Compensation Committee	5
Class A Directors Nominating and Corporate Governance Committee	6
Class B Directors Nominating Committee	1

        The Executive Committee is composed of Lang (Chairman), Baccus, Chicoine, Downin and Oddy, with Stephen M. Morain, Senior Vice President and General Counsel, serving as an ex-officio member. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

        The Audit Committee consists of Class A directors Chicoine, Creer and Larson, with Mr. Larson serving as Chairman. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that all members of the Audit Committee meet such standards, and further that all members are “financially literate,” and that two members of the committee have “accounting or related financial management expertise,” as required by the New York Stock Exchange Listed Company Manual. Further, the Board of Directors has determined that Mr. Chicoine and Mr. Larson are “audit committee financial experts,” as that term is defined in SEC regulations.

        The Audit Committee hires FBL’s independent auditor and reviews the professional services to be provided by the auditor and the independence of the auditor from our management. The Audit Committee also reviews the scope of the audit by the independent auditor, fees of the auditor, our annual and quarterly financial statements, system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the auditor and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Mutual may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. The Board of Directors approved an Audit Committee Charter in 2001 and approved revisions to the charter in 2004 and 2005. A copy of the revised Audit Committee Charter is available on our web site, www.fblfinancial.com, and is attached at Appendix A to this proxy statement.

        The Finance Committee is designated by the Chairman of the Board and composed of directors Christopherson, Hanson, Mehrer and Priestley, with Mr. Hanson as chair. The Finance Committee reviews all budgets proposed by management and makes recommendations regarding them to the Board of Directors.

        The Management Development and Compensation Committee is composed of Class A directors Gill, Larson, Mehrer and Walker, with Mr. Walker serving as Chairman. The Committee’s basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders’ interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans involving the Company’s equity securities. The Board reorganized the Management Development and Compensation Committee in 2004 to consist only of independent directors, and to have full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board’s review of the Chief Executive Officer’s performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

        The responsibilities of the Class A Directors Nominating and Corporate Governance Committee include to assist the Board (i) in identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) in determining the composition of the Board of Directors and its committees, (iii) in monitoring a process to assess board effectiveness and (iv) in developing and implementing the Company’s corporate governance guidelines. The Committee was reorganized in 2004 to consist only of independent directors. Current members are Creer, Gill, Hanson and Walker, with Mr. Creer as chair. The committee’s charter and the corporate governance guidelines are available at our website, www.fblfinancial.com. The committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in question 16 at the beginning of this Proxy Statement. The committee will review candidates’ qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses, and prior experience as a director. The committee also reviews the candidate’s independence from the Company and its management, based on responses to written questions, background checks and personal interviews. The Class A Directors Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board’s operations. It also periodically reviews matters involving the Company’s corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

        The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the five Class B directors, who meet with the presidents of the other eleven state Farm Bureau organizations which are Class B shareholders, to determine nominees for election.

        In addition to the Board committees, we have established several operational committees the activities of which are reported to the Board. These include an Investment Committee which consists of Mr. Oddy and five additional executive officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows how many shares of Class A common stock were owned by each director and each executive officer named in the Summary Compensation Table(*), as of February 28, 2005. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%.

Name	Shares Beneficially Owned

Steve L. Baccus	8,000	(a)
Jerry L. Chicoine	30,747	(a)(b)
O. Al Christopherson	19,568	(a)
John W. Creer	24,898	(a)(b)
Jerry C. Downin	29,441	(d)
Tim H. Gill	4,357	(a)(b)
Robert H. Hanson	5,660	(a)(b)
Craig A. Lang	17,207	(c)(d)
Paul E. Larson	4,430	(a)(b)
Edward W. Mehrer	4,000	(a)
Stephen M. Morain	74,384	(c)(d)(e)
James W. Noyce	106,689	(c)(d)
William J. Oddy	152,131	(c)(d)
Frank S. Priestley	17,000	(a)
JoAnn W. Rumelhart	29,690	(c)(d)
John E. Walker	29,520	(a)(b)
All directors and executive officers as a group (23 persons)	762,791

(*)	Excludes John Tatum, a named executive officer for 2004 who has retired.
(a)	Includes shares subject to options exercisable within 60 days for the following directors: Baccus, 8,000; Chicoine, 19,000; Christopherson, 19,000; Creer, 19,000; Gill, 4,000; Hanson, 4,000; Larson, 4,000; Mehrer, 4,000; Priestley, 17,000, and Walker, 19,000.
(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 10,747; Creer, 5,898; Gill, 357; Hanson, 660; Larson, 430, and Walker, 8,820.
(c)	Includes share units held in Company 401(k) Savings Plan equivalent to the following shares: Lang, 620; Morain, 9,707; Noyce, 5,792; Oddy, 16,307, and Rumelhart, 10,462.
(d)	Includes shares subject to options exercisable within 60 days for the following executive officers: Downin, 29,441; Lang, 16,587; Morain, 28,251; Noyce, 48,905, Oddy, 54,221, and Rumelhart, 6,822.
(e)	Mr. Morain disclaims beneficial ownership of 1,860 shares owned by his children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2004 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

        Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions — Management and Marketing Agreements,” we receive management fees for managing our affiliates. Two officers, Mr. Lang and Mr. Downin, are employed by Farm Bureau Management Corporation, a wholly owned subsidiary of the Iowa Farm Bureau Federation, and with the exception of option grants, they are compensated by Farm Bureau Management Corporation.

        The current executive officers of the Company are as follows:

Name	Age	Position

Craig A. Lang	53	Chairman of the Board and Director
William J. Oddy	60	Chief Executive Officer and Director
Jerry C. Downin	63	Senior Vice President, Secretary, Treasurer and Director
Stephen M. Morain	59	Senior Vice President and General Counsel
James W. Noyce	49	Chief Financial Officer and Chief Administrative Officer
John M. Paule	48	Chief Marketing Officer; Executive Vice President — EquiTrust Life
JoAnn W. Rumelhart	51	Executive Vice President — Farm Bureau Life
Bruce A. Trost	49	Executive Vice President — Property-Casualty Companies
James P. Brannen	42	Vice President, Finance
Douglas W. Gumm	50	Vice President, Information Technology
Barbara J. Moore	53	Vice President, Property-Casualty Operations
Lou Ann Sandburg	56	Vice President, Investments
David T. Sebastian	52	Vice President, Sales

        The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

        Biographical information for Messrs. Lang, Oddy and Downin is found above under “Election of Directors.”

        Stephen M. Morain is Senior Vice President and General Counsel, an ex-officio member of the Executive Committee and a member of the Investment Committee. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Farm Bureau Management Corporation, and Senior Vice President and General Counsel of FBL’s major operating subsidiaries and of Farm Bureau Mutual. Mr. Morain is also chairman and a director of Edge Technologies, Inc., and a director and secretary of the Iowa Agricultural Finance Corporation. He is chairman of the Iowa Life & Health Insurance Guaranty Association, and a member of the life and health guaranty funds in Colorado and Wyoming. He is a trustee and treasurer of Des Moines University and a director of the Des Moines Public Library Foundation. Mr. Morain has been employed by the Company and its affiliates since 1977.

        James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, has been Chief Financial Officer of FBL and its major operating subsidiaries since January 1996, and Chief Administrative Officer since July

2002. Additionally, from January 2000 to July 2002 he was Executive Vice President and General Manager of the property-casualty companies managed by FBL. He is a member of the Investment Committee, Chairman of the CEO/CFO Certification Committee, Chairman of the Corporate Compliance Committee (and Chief Compliance Officer) and Chairman of the Asset-Liability Management Committee of the life insurance companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel Fisher & Company, Berthel Fisher & Company Financial Services, Inc. and Berthel Fisher & Company Leasing Services, Inc. Mr. Noyce is vice chair of the Grandview College Board of Trustees and a director of Special Olympics Iowa and United Way of Central Iowa.

        John M. Paule has been Chief Marketing Officer since January 2000 after serving as Vice President, Corporate Administration from August 1998 and Vice President, Information Technology from January 1998. In 2003 he was also appointed Executive Vice President of the company’s subsidiary, EquiTrust Life Insurance Company. Mr. Paule had been employed by IBM Corporation from 1978 until he joined FBL in 1997. During his last five years with IBM he was its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a past president of the Board of Directors of the West Des Moines Community School District and of the West Des Moines Chamber of Commerce.

        JoAnn W. Rumelhart, FSA, MAAA, has been Executive Vice President — Farm Bureau Life Insurance Company since 2000. She is a member of the Investment Committee. She was Vice President — Life Operations of FBL and its major operating subsidiaries from 1994. She began working for FBL in 1978, and served as Vice President — Client Services from 1991. Ms. Rumelhart is a vice president and director of Des Moines’ Beacon of Life Residential Center for Women, and she is a member of the Executive Development Committee Task Force for LIMRA International.

        Bruce A. Trost became Executive Vice President of the Company’s managed property-casualty operations in November 2004, after the announcement of John Tatum’s pending retirement. Mr. Trost has been employed by companies associated with Farm Bureau interests throughout his career. He was Executive Vice President and CEO of Nodak Mutual Insurance Company, Fargo, ND, beginning in 2003 through 2004, and Vice President — Property Casualty Operations of the COUNTRY Companies, Bloomington, IL, from 1999 to 2003. He began working for COUNTRY in 1976, and from 1994 to 1999 he was Senior Vice President of United Farm Family Mutual Insurance Company, Indianapolis, IN.

        James P. Brannen, CPA, has been Vice President, Finance of FBL and of its major operating subsidiaries since January 2002, after serving as Vice President, Controller beginning in January 2000. He is the chairman of the Benefits Administration Committee and the Acquisitions and the Expense Task Forces for the companies. He is also a member of the Investment Committee, the Enterprise Risk Management Committee and the Agent Compensation Task Force. He is a director of non-profit enterprises Children & Families of Iowa, and the Iowa Chapter of the American Parkinson’s Disease Association. Mr. Brannen has been employed by FBL and its affiliates since 1991.

        Douglas W. Gumm has been Vice President, Information Technology since January 2000. He had served as Information Systems Vice President since joining FBL on January 1, 1999. Mr. Gumm had been employed by Principal Financial Group in its Information Services division since 1975, his last five years serving as Director of Information Systems - Technical Services.

        Barbara J. Moore, CPCU, AIM, Are, AAM, has been Chief Operating Officer, Property-Casualty since April 2003. Prior thereto, Ms. Moore served as Vice President, Property-Casualty Operations of FBL from January 2000. She was the Vice President, Market Development for the prior year. Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998, and Senior Vice President of Property-Casualty Operations for Western Ag and Western Farm Bureau Mutual from 1991 to 1996. Ms. Moore has been employed by FBL and its affiliates since 1978.

        Lou Ann Sandburg, CFA, FLMI, has been Vice President, Investments since January 1998. She joined the Company in 1980 as the portfolio manager of the EquiTrust Money Market Fund, and later assumed the management of the tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was named Securities Vice President in 1993 and Investment Vice President, Securities,

in 1994. She serves on the Asset-Liability Management Committee and the Credit Committee, and chairs the Investment Committee. She is past president and a board member of the Iowa Society of Financial Analysts.

        David T. Sebastian has been Vice President, Sales since November 1, 2004. He has over 20 years of executive management consulting experience as an independent consultant, including several years of acting as a consultant to FBL. His projects included business strategy development, business planning and design, marketing and sales planning, and other executive level projects for a diverse group of clients, both private and public. He was Vice President, Planning, Development and Administration for NCS Pearson, a subsidiary of Pearson, PLC, from 2002 until 2004.

EXECUTIVE COMPENSATION

        The following table summarizes the compensation expense paid by FBL to the Chief Executive Officer and to the Company’s other four most highly compensated executive officers who were serving on December 31, 2004, for services rendered to FBL and its affiliates in all capacities during the fiscal years ended December 31, 2002, 2003 and 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards

Name and Principal Position(a)	Year	Salary	Bonus	Other(b) Annual Compensation	Restricted Stock Awards(c)	Securities Underlying Options(#)(d)

William J. Oddy	2002	$540,500	$188,761	$67,700		30,078
Chief Executive Officer	2003	$617,971	$232,610	$120,657		31,691
	2004	$630,000	$302,454	$155,484	$374,989	44,289
James W. Noyce	2002	$356,604	$124,538	$25,171		19,844
Chief Financial Officer and	2003	$413,034	$155,470	$54,063		21,181
Chief Administrative Officer	2004	$413,034	$156,516	$68,277	$200,013	23,621
Stephen M. Morain	2002	$411,700	$107,835	$38,360		17,183
Senior Vice President and	2003	$428,168	$120,850	$66,162		16,468
General Counsel	2004	$428,168	$112,205	$81,791	$75,008	8,858
John E. Tatum	2002	$162,500	$91,939	$38,639		7,363
Senior Vice President —	2003	$344,500	$129,673	$106,003		17,667
P/C Companies	2004	$344,500	$130,546	$165,919	$49,997	5,905
Jo Ann W. Rumelhart	2002	$269,400	$70,563	$17,470		11,244
Executive Vice President —	2003	$310,169	$116,750	$46,744		15,906
Farm Bureau Life	2004	$318,170	$120,568	$60,477	$125,005	14,763

(a)	These executives receive all their compensation from the Company. The Company charges a management fee for services it provides to the Company’s affiliates, and also is reimbursed by the affiliates for an allocated portion of expenses including executive compensation. See “Certain Relationships and Related Party Transactions — Management and Marketing Agreements.”
(b)	Other Annual Compensation in 2004 includes for each of the named executive officers the costs of an executive life insurance program through which the executives may purchase with after tax dollars a universal life insurance policy of up to twice salary and bonus, less $50,000, with a schedule of payments that will make the policy paid up at age 65; under this program payments were made to Oddy, $87,199; Noyce, $17,244; Morain, $36,724; Tatum, $112,548, and Rumelhart, $14,545. Mr. Noyce and Ms. Rumelhart each received an auto allowance of $17,419. No other perquisites or personal benefits were received by the named executive officers with a value in excess of 25% of such person’s total perquisites. Items of value received by the named executive officers that do not reach the required disclosure level include (i) matching contributions made to the 401(k) plan accounts of each of the named executives up to ERISA limits; (ii) under a revised deferred compensation plan beginning in 2002, matching contributions accrue for each of the named executives in an amount equal to the 401(k) plan percentage match times base salary and bonus, less the ERISA limitation of $205,000; (iii) employee group life premiums; (iv) the costs of an executive disability program through which the executives may purchase with after tax dollars a disability policy to replace 75% of salary.

(c)	At December 31, 2004 restricted stock was held by the named executive officers in the following number of shares and closing market value: Oddy, 14,648, $418,200; Noyce, 7,813, $223,061; Morain, 2,930, $83,652; Tatum, 1,953, $55,758; Rumelhart, 4,883, $139,410. Those shares were granted January 15, 2004 and vest, if at all, in early 2007 based on achievement of earnings per share performance criteria in fiscal year 2006. Dividends are paid on these shares of restricted stock.
(d)	Awards include incentive and nonqualified stock options and in 2004 grants of restricted stock. The options have vesting periods as described in “Option Grants in Last Fiscal Year” table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company. Restricted stock granted in 2004 is subject to forfeiture if designated earnings per share goals for 2006 are not met.

Equity Compensation Plan Information

        The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans, or granted as restricted stock, as of December 31, 2004. These plans include a stock option plan and a director compensation plan. Details regarding these plans can be found in Notes 1 and 9 to the consolidated financial statements.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders:
Stock compensation plan	1,957,788	$18.55	4,474,721
Director’s deferred compensation plan	26,912		22,438

Total	1,984,700		4,497,159

Equity compensation plans not approved by shareholders:	None	None	None

OPTION GRANTS IN LAST FISCAL YEAR

        The following table summarizes stock options granted during the last fiscal year to the named executive officers under the Company’s 1996 Class A Common Stock Compensation Plan (the “Stock Compensation Plan”).

	Number of Securities Underlying Options Granted(a)(c)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value(b)

William J. Oddy	44,289	10.1%	$25.60	1/15/14	$400,596
James W. Noyce	23,621	5.4%	$25.60	1/15/14	212,038
Stephen M. Morain	8,858	2.0%	$25.60	1/15/14	74,904
John E. Tatum	5,905	1.3%	$25.60	1/15/14	52,222
Jo Ann W. Rumelhart	14,763	3.4%	$25.60	1/15/14	131,508

(a)	The exercise price of the options is the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment. Options vest upon normal retirement and in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.
(b)	The grant date present value of these options was estimated using a Black-Scholes-Merton option pricing model with the following weighted average assumptions: risk-free interest rate of 3.71%; dividend yield of 1.60%; volatility factor of the expected market price of FBL’s Class A common stock of 0.342, and a weighted average life expectancy of 6.75 years. The weighted average grant date fair value of the options granted to the named executives during 2004 was $8.94 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes-Merton model.
(c)	At December 31, 2004, 4,474,721 shares of Class A common stock were available for grant as additional awards under the Plan, including shares previously forfeited. No grants of stock appreciation rights (SARs) or stock awards were made under the Plan prior to January 1, 2004. See “Restricted Stock Awards” column of Summary Compensation Table in regard to grants of restricted stock made in January 2004 and “Board Committee Report on Executive Compensation” in regard to grants of restricted stock made in January 2005.

AGGREGATED OPTIONS/SAR EXERCISES IN
LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

        The following table describes the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year, by the named executive officers:

Name	Shares Acquired On Exercise	Value Realized(a)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($) Exercisable/Unexercisable(a)

William J. Oddy	103,500	$1,657,849	21,945/104,820	$250,446/$772,808
James W. Noyce	69,100	1,038,342	28,018/64,576	415,035/506,001
Stephen M. Morain	14,495	287,548	19,773/25,676	239,785/206,117
John E. Tatum	—	—	13,477/24,458	165,026/173,172
JoAnn W. Rumelhart	25,224	235,761	0/41,026	0/318,196

(a)	Value determined from market price at fiscal year end ($28.55) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.

Retirement Benefits

        Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $205,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

        The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of high 36 consecutive month average salary calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997, 1.675% per year of service, plus 0.325% per year of service times the average salary less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits are generally provided with reductions of 3% per year before age 65.

        The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

        Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and bonuses paid to the participant during the given year.

        The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Oddy, Noyce, Morain and Tatum, and Ms. Rumelhart, are approximately $557,000, $214,000, $231,000, $204,000, and $218,000, respectively. This calculation is based on service and earnings as of December 31, 2004.

Other Compensation Plans

        FBL and Farm Bureau Mutual sponsor bonus plans for all employees, including a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals which generally relate to such matters as Farm Bureau membership levels, new business production, agent recruiting, expense levels and earnings. In 2005 the targets have been adjusted to result in payment of cash bonuses ranging up to 50% of base salary for Mr. Oddy, 40% of base salary for Messrs. Noyce, Trost and Ms. Rumelhart, and 25% of base salary for Mr. Morain. Exceptional performance could increase cash bonuses up to 100% of base salary for Mr. Oddy, 80% of base salary for Messrs. Noyce, Trost and Ms. Rumelhart, and 50% of base salary for Mr. Morain. See discussion in “Board Committee Report on Executive Compensation” and in “Proposal Number Two — Approval of Performance Terms of Incentive Payments, and Approval of Material Terms of Management Performance Plan.” Payment of the performance incentive is made annually in a single, separate lump sum in early February of the ensuing year.

        We also have a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 2% of compensation are matched by Company contributions 100%, and contributions from 2% to 4% of compensation are matched 50%, subject to ERISA limitations, with the match paid in shares of Class A common stock. The matching funds may be moved to other investment options within the 401(k) plan at any time, at the election of the participants.

        As noted in footnote (c) to the Summary Compensation Table, we initiated a deferred compensation plan for executives in 2002 based on the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan and bear interest at the rate credited on FBL’s flexible premium deferred annuity, payable upon termination of employment.

BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Management Development and Compensation Committee’s basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders’ interests and with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, and to administer any benefit plans involving the Company’s equity securities.

        The committee was reorganized in 2004 to comply with SEC and NYSE rules requiring it to consist solely of independent directors, and to be responsible for determining the compensation of the chief executive officer. At the same time, the committee adopted and published a Management Development and Compensation Committee Charter in compliance with new rules and listing standards, which can be found on our website, www.fblfinancial.com. The committee met five times in 2004; each meeting included an Executive Session during which only the independent directors were present.

Compensation Criteria

        In making compensation determinations, the committee considers and endeavors to attain the following goals:

1)	attract and retain highly qualified and motivated executive officers and employees,
2)	encourage and reward achievement of FBL’s annual and long-term financial goals and operating plans, and
3)	encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

        The committee’s policy with regard to the compensation of executive officers is to meet these goals through a combination of base salary, annual bonus and opportunities for stock ownership and other benefits, with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact FBL’s overall performance.

Compensation Components

        The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

        Base Salary:   Executive compensation beginning in 2004 was targeted differently than in the past. Base salaries are now targeted at a level based on the median amounts paid to comparable positions by a peer group of companies. Through 2003 they had been set at levels between the 50th to 75th percentile of those peer group compensation levels, with incentive compensation less heavily weighted. Because of this, base salaries for the named executive officers were generally not increased from 2003 to 2004, but potential payments under the Company’s bonus plan payable in 2005 for 2004 performance were increased. Total cash compensation, including bonus, is targeted at the 60th percentile for the named executive group. In setting base salaries, the committee also reviews salary survey data provided by independent survey consultants. To determine the level of a specific salary within its range, the committee considers management input regarding the officer’s length of service in the position, experience, and management skills in handling short and long range operational and strategic issues. The companies in the peer group used for this purpose have been selected based on characteristics illustrating similarities to us, including industry classification, employment size, revenues, public company status, geographic location of primary markets, and level of complexity of the business.

        Annual Bonus:   The committee believes that a significant portion of annual cash compensation for the executive officers should be variable (“at risk”) and tied to the Company’s financial results. FBL annually establishes profit, growth, and other goals under the Management Performance Plan which are approved by the committee. Through 2003, attainment of the goals was designed to produce target bonuses to the executive officers of up to 33% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary. To put more of the potential annual pay at risk of performance, the committee limited base salary increases and changed the bonus targets for 2004 from the 33% level to 40% for Mr. Oddy and 35% for Mr. Noyce, Mr. Tatum and Ms. Rumelhart. In 2004, exceptional performance could allow bonuses of up to 100% for Mr. Oddy, 75% for Mr. Noyce, Mr. Tatum and Ms. Rumelhart, and 50% for Mr. Morain. (Mr. Tatum, who was in the named executive officer group, announced his retirement during 2004.) For 2005, the committee increased the bonus targets to 50% for Mr. Oddy and 40% for Mr. Noyce, Mr. Trost and Ms. Rumelhart, which for exceptional performance could allow bonuses of up to 100% for Mr. Oddy, 80% for Mr. Noyce, Mr. Trost and Ms. Rumelhart, and 50% for Mr. Morain.

        Stock Ownership:   The committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of their annual salary. To encourage ownership, the committee in late 2004 established Executive Ownership Guidelines, which are effective for a group of approximately 30 officers. The Guidelines require the Chief Executive Officer within five years of January 1, 2005 to own Class A common stock worth three times his annual base salary, and within ten years to own Class A common stock worth five times his annual base salary. The Chief Financial Officer, Executive Vice Presidents and Senior Vice Presidents are to own two times annual base pay in five years, and three times annual base pay in ten years, in Class A common stock. All other members of the executive group (including the officers named in this proxy statement) are required to own at least one times annual base pay in Class A common stock within five years. If the guidelines are not met, the cash bonus of the particular officer, net of tax, will be used to purchase Class A common stock for the account of the officer. If available, the required purchases will be made through the Deferred Compensation Plan described below in Proposal Number Three. The ownership guidelines do not recognize beneficial ownership of shares through restricted stock grants until they are vested, or through grants of stock options until they are exercised, but will recognize as beneficial ownership the share equivalents in unit accounts in the proposed Deferred Compensation Plan.

        The 1996 Class A Stock Compensation Plan provides for the grant of stock options (nonqualified and incentive stock options), SARs, and shares of restricted stock. The plan is administered by the Management Development and Compensation Committee which consists solely of independent directors. To determine who will participate and the amount of awards, we have adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of the position. We intend to make grants of options on an annual basis. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date.

        For 2004 and 2005 we added grants of performance based restricted stock to the eleven person management team of executive officers. This change created more long-term incentives for this key group. We traditionally grant stock options to executives and other key employees each January 15. For the 2004 grant, we determined a target level of incentive awards to the management team group, then divided it by value, 50% in stock options and 50% in performance based restricted stock. The restricted stock is subject to forfeiture in whole or part in early 2007 if earnings per share goals for 2006 are not met. For the 2005 grant, we again divided equity incentive awards to the group by value, 50% in stock options and 50% in performance based restricted stock. The 2005 restricted stock grants are subject to forfeiture in whole or part in early 2008 if earnings per share and return on equity goals for 2007 are not met. The executives will have voting and dividend rights during the period of restriction. We intend to continue this usage of performance based restricted stock in the future for this group.

        We also provide the opportunity for ownership of our stock through the employee 401(k) plan, in which all executives and full time employees are eligible to participate, by matching employee contributions in company stock as set forth under “Other Compensation Plans”, and by making an investment option available in a company common stock fund. In addition, Company stock purchases with minimal transaction costs are available to our officers as well as employees and the public at large through a dividend reinvestment plan offered through our transfer agent.

        Employee Benefits:   FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executive insurance program allows the executive officers additional compensation with which they may purchase with after tax dollars a universal life insurance policy of up to twice salary, less $50,000, with a schedule of payments that will make the policy paid up at age 65, and a disability policy which will provide benefits in case of covered disability up to 75% of salary, subject to a monthly cap.

CEO Compensation

        The compensation of Mr. Oddy in 2004 included the above four factors of base salary, cash bonus, stock ownership and employee benefits. Mr. Oddy became Chief Executive Officer of FBL and its major operating subsidiaries March 1, 2000, after a number of years with other management responsibilities. We increased his base salary 2% over 2003. This primarily reflected our change in philosophy to making compensation more performance based by increasing potential bonus earnings more than increasing base salaries. Mr. Oddy earned a bonus equal to 48% of his actual 2004 salary based on 2004 Company performance of established goals (37.6% in 2003). Mr. Oddy was awarded options for 44,289 shares of Class A common stock in 2004, which is 10.1% of the awards granted to all employees in the year. Mr. Oddy’s increase in potential total compensation takes into account market factors, his prior performance and in part in recognition of his additional responsibilities with FBL’s growth. Under Mr. Oddy’s leadership, the Company has grown both internally and by consolidating with Kansas Farm Bureau Life Insurance Company in 2001. In 2003, the Company’s managed property/casualty affiliate, Farm Bureau Mutual, merged with Farm Bureau Mutual Insurance Company, Inc. (Kansas) and Farm Bureau Insurance Company of Nebraska. We believe FBL is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. FBL’s current strategy is to also expand through growth in distribution of products by its subsidiary EquiTrust Life through independent agents, product alliances with other insurers, and through consolidations either inside or outside of the Farm Bureau network. Total compensation paid, deferred or accrued by the Company to or for Mr. Oddy for 2004 was approximately $1,858,275, including base salary ($630,000), cash bonus ($312,454), grant date fair value of options ($400,596), grant date fair value of restricted stock ($374,989), and other annual compensation ($155,484). The foregoing does not include accretions to his retirement benefits or the value he realized by exercising certain prior stock option grants during 2004; additionally, the realized value of options and restricted stock may increase or decrease over the grant date value.

Change of Control Agreements

        We have entered into change of control agreements with each of the named executive officers, and with the other officers named in our “Executive Officers” list (except for Messrs. Lang and Downin, whose employer is the Farm Bureau Management Corporation). The forms of agreements were filed with the SEC as exhibits to our Form 10-Q in August 2002.

        In entering into these agreements, the Board determined that it is in the best interests of the Company and its stockholders to ensure that we will have the continued dedication of the executives notwithstanding the possibility, threat or occurrence of a termination of the Executive’s employment in certain circumstances, including following a change of control. Further, the Board stated that it “believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive’s employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive.”

        Under the agreements, a change of control is defined as occurring when any person acquires 35% of the combined voting power of the Company, or when during two consecutive years a majority of the directors originally on the board (and certain designated successors) cease to constitute a majority of the Board. The payments required by the agreements are triggered if during the two or three years after a change of control (i) the executive’s duties are changed or diminished inconsistent with his position, (ii) the executive’s base salary is reduced, (iii) the executive’s office is relocated more than 50 miles from West Des Moines, Iowa, (iv) existing employee plans are not continued or (v) the agreements are not assumed by the Company’s successor.

        If a triggering event occurs, the executive will become entitled to salary through the termination date, plus payment of a prorated bonus for that year, plus payment of a multiple of annual salary (paid monthly for the number of years equal to the multiplier, the “salary continuation period”), plus a multiple of the targeted annual bonus of the executive, plus continuation of benefit plans for the salary continuation period and certain accruals and vesting of retirement plans.

        The agreements are effective for three years after a change of control, at a multiple of salary and bonus of three times for Messrs. Oddy, Noyce, Morain, Paule and Trost, and Ms. Rumelhart, and for two years after a change of control, and a multiple of salary and bonus of two times for Messrs. Brannen, Gumm and Sebastian, Ms. Moore and Ms. Sandburg.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company’s chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options granted under the Stock Compensation Plan, as amended, will satisfy the requirements for performance-based compensation. Assuming that the shareholders approve Proposal Number Two at the annual meeting, which will approve performance goals for the annual cash bonus and for the granting of restricted stock, the committee believes that the Company’s exposure to nondeductible compensation in excess of $1 million in any year paid to any executive officer will not be material.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

John E. Walker, Chairman
Tim H. Gill
Paul E. Larson
Edward W. Mehrer

PERFORMANCE GRAPH

        The following performance graph shows a comparison of the cumulative total return over the past five years of FBL’s Class A common stock, the S&P Life and Health Insurance Index and the S&P 500. The graph plots the changes in value of an initial $100 investment, assuming reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

FBL Financial Group, Inc., S&P 500 Index and S&P 500 Life & Health Insurance
(Performance Results through December 31, 2004)

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

FBL Financial Group, Inc.	100	88.84	87.35	104.05	140.38	157.59
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
S&P 500 Life & Health Insurance	100	113.81	105.01	87.96	111.80	136.55

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Organization of the Company

        FBL is a holding company that markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiaries. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. EquiTrust Life markets individual annuity products through independent agents and brokers and variable products through alliances with non-affiliated Farm Bureau insurance companies, other non-Farm Bureau life insurance companies and a regional broker-dealer. In addition to marketing our products through these channels, we also assume business through reinsurance arrangements with other companies. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to three Farm Bureau affiliated property-casualty companies.

Capital, Investment and Loan Transactions

        On November 30, 2004, we sold certain investment real estate properties in Arizona, Minnesota, New Mexico and Utah to Farm Bureau Mutual at their fair market value of $20,019,000 and realized a gain totaling $5,284,000. The transactions were reviewed and approved by a special committee consisting of two directors of Farm Bureau Life Insurance Company and two directors of Farm Bureau Mutual Insurance Company.

Management and Marketing Agreements

         We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is generally equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 2004 totaled $2,472,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2004 we incurred related expenses totaling $827,000.

        We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and another affiliate. Under the marketing agreements, the property-casualty companies are responsible for the development and management of our exclusive agency force for a fee equal to approximately 33% of commissions on first year life insurance premiums and annuity deposits. We paid $4,375,000 to Farm Bureau Mutual under this arrangement during 2004.

Relationship with Farm Bureau Organizations

        American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

        American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $436,000 for the year ended December 31, 2004. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,146,000. Royalty payments in 2004 in excess of $60,000 were made to Farm Bureau organizations in Idaho ($103,000), Kansas ($264,000), Minnesota ($99,000), Nebraska ($101,000), Oklahoma ($142,000), Utah ($77,000), Wisconsin ($81,000) and Wyoming ($61,000).

Other Services, Transactions and Guarantees

        We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,129,000 for 2004. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

        Farm Bureau Life leases property under an annually renewable lease from Farm Bureau Mutual which expires in 2006. Rent expense for this lease totaled $792,000 for 2004.

        We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation, Farm Bureau Mutual, Nebraska Farm Bureau Federation and Kansas Farm Bureau and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services. In addition, we charge rent to a Farm Bureau organization for space occupied in our Wisconsin property based on market or negotiated rates. We charged rent, based on market or negotiated rates, to other Farm Bureau organizations for space occupied in properties we owned through November 30, 2004, as discussed in the “Capital, Investment and Loan Transactions” above.

        Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2004, Farm Bureau Mutual paid us approximately $2,226,000 for use of such aircraft.

        Through our subsidiary, FBL Leasing Services, Inc., we lease computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2004, Farm Bureau Mutual paid approximately $6,484,000 and the Iowa Farm Bureau Federation paid approximately $853,000 under these leases.

        Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual paid us approximately $931,000 and the Iowa Farm Bureau Federation paid us approximately $74,000 for such services in 2004.

        Farm Bureau Mutual and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2004 under this arrangement totaled $4,828,000 from Farm Bureau Mutual and $1,835,000 from other Farm Bureau organizations.

PROPOSAL NUMBER TWO — APPROVAL OF PERFORMANCE TERMS USED IN INCENTIVE PAYMENTS, AND APPROVAL OF MATERIAL TERMS OF MANAGEMENT PERFORMANCE PLAN.

        Your “yes” vote to this Proposal Number Two will approve use of the terms described in “Performance Terms”, and will approve the material terms of the bonus plan described under “Management Performance Plan.” The result will be to allow us to treat our annual cash bonuses and grants of restricted stock to certain officers as “performance based” compensation in determining our income tax obligations.

        The Company intends that bonus payments under its Management Performance Plan and grants of restricted stock under its Stock Compensation Plan will be deductible under Internal Revenue Code Section 162(m) as performance based compensation. Section 162(m) denies to a publicly held corporation a deduction in determining its taxable income for “covered compensation” in excess of $1,000,000 paid in any taxable year to the Chief Executive Officer or other executive officers whose compensation is reported in the Proxy Statement. “Covered compensation” does not include amounts payable upon the attainment of performance goals established by a committee of outside directors if the material terms of the compensation are approved by the Company’s stockholders. For this reason, in order to comply with the requirements of Section 162(m) of the Internal Revenue Code, we are

asking that the performance goals used in determining grants of restricted stock and the material terms of the Management Performance Plan, including the performance goals used in determining annual bonus payments, be approved by the shareholders.

Performance Terms

        The performance criteria used in determining if annual bonuses under the Management Performance Plan and grants of restricted stock under the Stock Compensation Plan should be paid or should become fully vested to any covered employee shall consist of objective tests based on one or more of the following: life insurance production, agent recruiting, expenses, earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, stock price, number of customer accounts, property/casualty production, property/casualty combined ratio, and changes between years or period that are determined with respect to any of the above-listed performance criteria. The performance period may extend over one to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Performance criteria may be measured solely on a consolidated, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related accounting policies and practices in effect on the date these awards are approved by the Management Development and Compensation Committee.

        The Management Development and Compensation Committee has determined that no employee may receive an annual bonus under the Management Performance Plan in excess of $1,000,000, or a grant of restricted stock under the Stock Compensation Plan in any performance period with a grant date fair market value of more than $1,000,000. Awards under these performance terms will be based upon the Company’s future performance, and no incentive compensation under these terms has yet been awarded or earned by any covered executive. Accordingly, the amount of incentive compensation to be paid in the future to the Company’s current and future covered employees under these terms cannot be determined at this time, as actual amounts will depend on the size of such awards, on actual performance and on the Management Development and Compensation Committee’s discretion to reduce such amounts. For an understanding of the size and structure of these awards in the past, see the “Bonus” and “Restricted Stock Grants” columns of the Summary Compensation Table. Nothing in these terms precludes the Management Development and Compensation Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m).

Stock Compensation Plan

        The Stock Compensation Plan was approved by the shareholders in conjunction with our initial public offering in 1996. It is an omnibus equity compensation plan pursuant to which the board, or its compensation committee, may grant incentive stock options, nonqualified stock options, restricted stock, stock bonuses or stock appreciation rights. The awards may be made to officers, employees, advisors and consultants to the company whose substantial contributions are essential to the continued growth and success of the company’s business, and also to the non-employee directors of the company and its first tier subsidiaries. Through 2003 grants were made only of incentive stock options and nonqualified stock options. See the captions, “Equity Compensation Plan Information”, “Option Grants in Last Fiscal Year” and “Aggregate Options/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Values” for additional information regarding the prior option grants. In 2004 and 2005 the Management Development and Compensation Committee has determined to also grant restricted stock to a group of 11 executive officers who constitute the management team. As noted in the Board Committee Report on Executive Compensation, above, the targeted equity compensation of such officers was split in value, 50% to incentive and nonqualified options and 50% to restricted stock with performance qualifiers. The restricted stock grants made in 2004 will vest in early 2007 to the extent the 2006 earnings per share goals set by the committee are met. The restricted stock grants made in 2005 will vest in early 2008 to the extent the performance goals set by the committee, which include both earnings per share and return on equity, are met for 2007. Approval by the shareholders of the performance criteria listed above will allow the Company to treat compensation related to restricted stock grants as performance based for purposes of deducting expenses from taxable income.

Material terms of Management Performance Plan

        The Management Performance Plan is part of the Company’s annual bonus arrangement for all full time employees, differing primarily in the percentage of base salary targeted to be paid as a bonus for each plan year. The participants in the Management Performance Plan are management level employees and officers. The participants currently number approximately 190.

        The Board of Directors annually establishes five to eight corporate goals. See the preceding list of performance terms which may be used as goals from time to time. Typically, the goals include such significant areas of annual achievement as life business production, expenses, earnings, increased number of property/casualty customer accounts, and affiliated property/casualty business production.

        The goals are weighted equally, and each represents from one-fifth to one-eighth of the total bonus computation, depending upon the number of goals for a particular year. Each goal is measured separately to determine its attainment level and contribution to the total bonus, then all are combined to determine the amount of the target bonus that will be paid. A minimum attainment level of 75% (“threshold”) of a goal is required for payment under a particular goal. The performance incentive percentage for each goal increases for achievement above threshold to a maximum attainment level of 150% (“cap”).

        Bonus payments are targeted at various levels, which the Management Development and Compensation Committee and Board of Directors may adjust from year to year. For 2005 the bonus targets as a percentage of base salary range from 8% for managers, 10% for department heads, 20% for Vice Presidents, 25% for the management team members, 40% for the Chief Financial Officer and Executive Vice Presidents, and 50% for the Chief Executive Officer. That is the percentage of base salary payable if all goals were attained at 100%. For the managers, department heads and Vice Presidents, actual bonus percentages could vary from zero, if none of the goals reach the threshold performance level, to 75% at the threshold 75% minimum attainment level, to 150% of target if the cap 150% performance of all goals are met. For the management team, as part of the Management Development and Compensation Committee’s recent movement to put more executive compensation dollars at risk of performance, the range is broader. Actual bonus percentages could vary from zero, if threshold is not met, to 50% at the threshold 75% of target minimum attainment level, to twice the target level if the cap of 150% of target performance of all goals are met.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NUMBER THREE — APPROVAL OF THE EXECUTIVE SALARY AND
BONUS DEFERRED COMPENSATION PLAN

        On February 25, 2005, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan (the “Deferred Compensation Plan”). The Board of Directors has recommended that the Deferred Compensation Plan be submitted to stockholders for their approval.

        The Deferred Compensation Plan provides executives with the opportunity to defer receipt of a portion of their compensation in exchange for the right to receive shares of our common stock at a future date. The Board of Directors established the Deferred Compensation Plan to support compliance with our executive stock ownership requirements which are described in the Board Committee Report on Executive Compensation, above. The Deferred Compensation Plan is intended to provide participants with a vehicle by which they may achieve and maintain their stock ownership requirement.

        The Board of Directors believes that the adoption of the Deferred Compensation Plan is in the best interests of the Company and our stockholders because it will help the executive participants meet and maintain their stock ownership requirement and thereby further align the participants’ interests with those of our stockholders by providing participants with a long-term vehicle to develop a significant ownership interest in our common stock. The number of shares of Class A common stock that we may have to issue in the future under the Deferred Compensation Plan is not currently determinable because such distributions will depend upon the number of participants in the Deferred Compensation Plan, the amount of compensation that each participant elects to defer, the amount of dividends accrued in the accounts and the fair market value of our Class A common stock as it changes over time. The Board of Directors has initially reserved 250,000 shares of Class A common stock for issuance under the Deferred Compensation Plan. The last sales price of our Class A common stock on March 15, 2005, was $27.75 per share.

        The material features of the Deferred Compensation Plan are summarized below. The full text of the Deferred Compensation Plan is attached to this Proxy Statement as Appendix B.

General

        The Deferred Compensation Plan provides participants with the opportunity to achieve, and maintain, their stock ownership requirement by offering them the ability to defer receipt of a portion of their compensation in exchange for the right to receive shares of our Class A common stock at a future date. The Deferred Compensation Plan is a non-qualified deferred compensation plan that is not subject to the qualification requirements of Section 401(a) of the Tax Code. The Deferred Compensation Plan is intended to cover a select group of our management and highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

Administration

        The Deferred Compensation Plan is administered by our Management Development and Compensation Committee. As administrator of the Deferred Compensation Plan, the committee has the sole authority to control and manage the operation and administration of the Deferred Compensation Plan, has all of the powers, authority and discretion to carry out the provisions of the Deferred Compensation Plan, and has the sole authority to interpret and apply the Deferred Compensation Plan’s terms to particular cases or circumstances. The committee may delegate its administrative powers to another committee or an individual. The determinations of the committee are made in its sole discretion and are final, binding, and conclusive.

Eligibility

        Any employee who is subject to the Company’s stock ownership requirements, each of whom is an executive at the vice president level and above, is eligible to participate in the Deferred Compensation Plan, subject to the committee’s approval. New officers may participate by filing a deferral election within 30 days of becoming subject to the stock ownership requirements. Currently, approximately 30 of our employees meet the criteria for participation in the Deferred Compensation Plan.

Deferred Compensation Plan Benefits and Certain Terms and Conditions

        Participation in the Deferred Compensation Plan is generally voluntary. Under the Deferred Compensation Plan, a participant may elect to defer receipt of up to 25% of his or her base salary, and of up to 100% of his or her bonuses. A participant’s deferral election for any plan year must generally be made prior to the beginning of the applicable plan year, or within 30 days of becoming eligible to participate. If a participant does not meet his or her stock ownership requirement for any year, the committee may require the participant to defer to the Deferred Compensation Plan up to 100% of subsequent annual cash bonuses payable to the participant until the participant has met his or her stock ownership requirement. Forced deferrals will be in compliance with the election timing requirements of tax code Section 409A.

        On each date of payment of salary or bonus, or on such other date as determined by the committee, a participant’s account under the Deferred Compensation Plan will be credited with units that represent a hypothetical investment in shares of our common stock. The number of units credited to a participant’s account will be determined by dividing the aggregate of the value of the participant’s deferrals to the Deferred Compensation Plan for that date by the fair market value of our Class A common stock on the date of credit. Participants will have no ownership rights with respect to any shares of our common stock credited to their accounts as units until the units are converted to shares of our Class A common stock.

        Participants will be credited with dividend equivalents. On each dividend payment date, the accounts will be credited with a number of shares equal to the dollar value of dividends payable on the number of shares represented by the account, divided by the fair market value of the shares on the dividend payment date.

        Participants are 100% vested at all times in their account.

        Pursuant to elections made at the time of electing deferrals for a year, distributions may generally be taken in a lump sum or taken in five or ten substantially equal annual installments, as elected by the participant. Participants will receive a lump sum distribution of the account balance in the event of disability. Beneficiaries of participants whose employment terminates on account of death receive a distribution of the participant’s account balance all at once. In case of hardship, participants may be able to receive a distribution of a portion of their account balance sufficient to satisfy the hardship, and associated tax liabilities. Participants’ vested account balances will be distributed in shares of our Class A common stock. The number of shares of our Class A common stock distributable to a participant will be determined based on the number of units credited to the participant’s account on the date of distribution, with such units converting to an equal number of our shares of Class A common stock and any fractional unit being paid in cash. Shares of our Class A common stock are the only deemed investment option under the Deferred Compensation Plan.

        The Deferred Compensation Plan is an unfunded, “book-entry” plan, and the issuance of our shares of Class A common stock distributable under the Deferred Compensation Plan is an unsecured obligation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan. Our deferred compensation obligations under the Deferred Compensation Plan rank equally with our other unsecured and unsubordinated indebtedness that is outstanding from time to time.

        A participant’s rights to receive distributions of deferred compensation under the Deferred Compensation Plan may not be sold, assigned, transferred, pledged, garnished or encumbered.

Amendment and Termination

        Our Board of Directors or Management Development and Compensation Committee may amend or terminate the Deferred Compensation Plan at any time for any reason. No amendment or termination of the Deferred Compensation Plan will reduce any participant’s account balance as of the effective date of such amendment or termination. In the event of a termination of the Deferred Compensation Plan, each participant’s account will become fully vested and be distributed to the participant.

Effective Date of the Deferred Compensation Plan

        If the Deferred Compensation Plan is approved by our stockholders, the Deferred Compensation Plan will become effective as of June 1, 2005. Deferrals will commence after stockholder approval is received.

Federal Income Tax Consequences

        The following summary is intended only as a general guide as to the federal income tax consequences under current U.S. tax law of participation in the Deferred Compensation Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Deferred Compensation Plan. Tax consequences are subject to change and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Deferred Compensation Plan.

        The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the tax code such that participant deferrals to the Deferred Compensation Plan are generally not subject to federal income taxes at the time of deferral. However, both the Company and each participant must pay FICA taxes and other applicable taxes on such amounts at the time of the deferral.

        Upon distribution of a participant’s account under the Deferred Compensation Plan, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of our Class A common stock distributed. The Company will be entitled to a corresponding tax deduction for the amount of compensation income recognized by the participant. A participant’s subsequent disposition of shares received from the Deferred Compensation Plan will result in long term or short term capital gain or loss depending on the length of time the participant held the shares and measured by the difference between the sale price and the participant’s tax basis in such shares, which is equal to the amount of income the participant recognized on the shares at the time of distribution.

        Section 162(m) of the tax code generally disallows a public corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that distributions from the Deferred Compensation Plan sourced from deferrals of bonus compensation will meet the requirements of Section 162(m), but that distributions based on deferrals of base salary will not meet the requirements of Section 162(m) of the tax code.

Vote Required and Board Recommendation

        The affirmative vote of a majority of the shares present and entitled to vote on this proposal will be required for its approval.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE SALARY AND BONUS DEFERRED COMPENSATION PLAN.

PROPOSAL NUMBER FOUR — APPROVAL OF AMENDMENT OF
1996 CLASS A COMMON STOCK COMPENSATION PLAN
AND RATIFICATION OF CERTAIN OPTION GRANTS

        Approval of this Proposal Number Four would result in an increase in annual grants of nonqualified options from 1,000 shares to 2,000 shares of Class A common stock to each of the non-employee directors of our first tier subsidiaries. Currently only Farm Bureau Life is a first tier subsidiary with non-employee directors (who are not also directors of the Company). Section 11 of the Stock Compensation Plan was amended in 2000 to approve a formula which granted each non-employee director of the Company and its first tier subsidiaries, annually, options to purchase 1,000 shares. That approval followed the Board’s conclusion that an ongoing program of option grants would assist in continuing to align the interests of directors with shareholders. In 2003 a further amendment increased the annual grant to the Company’s non-employee directors to 4,000 shares per year.

        In May 2004 we reorganized the Board of Directors of the Company by adding independent directors and not re-electing several of the Class B directors who are presidents of their state Farm Bureau Federation. All of the state Farm Bureau presidents in our 15 state trade area remain as directors of Farm Bureau Life. They view membership on that subsidiary operating board as being an appropriate place to monitor or improve insurance services to their constituents who are insurance clients, and we view their participation as critical for our ongoing success with our Farm Bureau marketplace. In addition, five members of the board of the Iowa Farm Bureau Federation serve on the board of Farm Bureau Life. The Management Development and Compensation Committee with the assistance of our independent employment consultants, Mercer, proposed increases in compensation to the first tier subsidiaries to reflect current market values based on comparable companies. The Board agreed to increase the compensation to an annual retainer of $10,000, plus meeting fees of $1,000 for board meetings and $500 for committee meetings ($750 for the committee chair), plus an annual stock option grant of 2,000 options.

        Under their terms, the options are immediately exercisable, have an exercise price equal to the closing market price of the stock on the date of grant, and expire the earlier of ten years from the date of grant or three years from completion of the person’s service as a non-employee director. In January 2005 we did cause 16 of the Farm Bureau Life directors to receive an option grant for 2,000 shares under the Board approved compensation increases. If you approve this Proposal, those option grants will be ratified. If the Proposal is not ratified, those grants would be reduced to 1,000 shares under the existing plan. Assuming approval, in future years options covering 2,000 shares would be issued to this group each January 15, which is the date the Company generally issues options to employees.

        The increased grant to the first tier non-employee directors applies to a group of 20 persons, four of whom will not receive the grants because they are also directors of the Company. Persons serving on more than one of these boards will only receive one annual grant. We expect that after this amendment, options will be granted covering approximately 32,000 shares per year under this authority.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL
OF THE AMENDMENT TO THE 1996 CLASS A COMMON STOCK COMPENSATION PLAN.

REPORT OF THE AUDIT COMMITTEE

        The purpose of the Audit Committee is to assist the Board in its general oversight of FBL’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The charter is included in this proxy statement as Appendix A, and is also available on the Company’s web site, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the New York Stock Exchange.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm.

        Management is responsible for the preparation, presentation and integrity of FBL’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

        Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

        During the course of 2004, management completed the documentation, testing and evaluation of FBL’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled committee meeting. At the conclusion of the process, at a special meeting, the committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting.

        The committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements both included in the Company’s Annual Report on Form 10-K related to its audit of (i) management’s assessment of the effectiveness of internal control over financial reporting, (ii) the effectiveness of internal control over financial reporting and (iii) the consolidated financial statements and financial statement schedules. The committee continues to oversee FBL’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2005.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP the firm’s independence.

        Based on the committee’s review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL’s audited consolidated financial statements be included in FBL’s Annual Report on Form 10-K for fiscal year 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Jerry L. Chicoine
John W. Creer

PROPOSAL NUMBER FIVE — RATIFICATION OF THE
APPOINTMENT OF THE INDEPENDENT AUDITORS

        The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our independent auditors for 2005. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee’s action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the auditor. That decision may include retaining the auditor despite not receiving your ratification, or dismissing the auditor at any time if conditions warrant.

        Ernst & Young LLP provided audit and other services during 2004 and 2003 for fees totaling $1,434,000 and $684,000, respectively. This included the following fees:

        Audit Fees: $1,324,000 and $602,000, respectively, for the annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Reports on Form 10-Q;

        Audit Related Fees: $75,000 and $44,000, respectively, primarily for employee benefit plan audits;

        Tax Related Fees: $35,000 and $38,000, respectively, for tax compliance, tax consulting and tax planning;

        All Other Fees: $0 and $0, respectively.

        The increase in fees from 2003 to 2004 was mostly in connection with Sarbanes-Oxley Act section 404 implementation, pre-assessment and examination, which added $33,000 to the audit related fees and $596,000 to the audit fees for 2004.

        The Company’s policy as reflected in the Audit Committee Charter which is appended as Appendix A to this Proxy Statement and which can be found on our website at www.fblfinancial.com, is that all services provided by the Company’s independent auditors, and fees for such services, must be approved in advance by the Audit Committee. The committee has determined to grant general pre-approval authority for tax services that are routine and recurring, and would not impair the independence of the auditor, of $5,000 per engagement and $35,000 in total for the calendar year, and for other services that are routine and recurring, and would not impair the independence of the auditor, of $10,000 per engagement and $40,000 in total for audit services, and $10,000 per engagement and $40,000 in total for audit related services. Engagements exceeding those limits require specific pre-approval. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

        Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

        YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2005.

        Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

APPENDIX A

FBL Financial Group, Inc.

Audit Committee Charter

Table of Contents

Purpose	1
Organization	1
Meetings	1
Committee Authority and Responsibilities	1
Financial Statement and Disclosure Measures	2
Oversight of the Company’s Relationship with the Independent Accountant	3
Oversight of the Company’s Internal Audit Function	4
Compliance Oversight Responsibilities	4
Limitations	5
Definitions	5
Meeting Agenda	6
Quarterly Conference Call Meeting Agenda	7

i

Purpose

        The Audit Committee will (A) assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent accountant’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent accountants; and (B) prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

Organization

        The Board of Directors shall appoint an Audit Committee. The Audit Committee consists solely of Class A Directors who are independent of management and free from any relationships that, in the opinion of the Board of Directors, would interfere with the exercise by the director of independent judgment as a committee member. No director who is an officer or director of a Class B common stockholder or who is an employee of the Company will qualify for Audit Committee membership. NYSE and SEC rules regarding Audit Committees will be applicable in determining which directors are independent. Each member of the Audit Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the committee. At least one member of the Audit Committee shall be an Audit Committee Financial Expert as defined by the Securities and Exchange Commission. Qualification of Audit Committee members shall be determined by the Board of Directors in its business judgment.

Meetings

•	The Audit Committee shall meet as often as it determines, but not less than eight times per year.
•	The Audit Committee shall meet with the Audit Services Vice President, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.
•	The Audit Committee may request any officer or employee of the company or the Company’s counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

        The Committee shall have and may exercise the powers of the Board of Directors in managing the business and affairs of the Company in accordance with the following delegated duties and functions:

1.	Provide an open avenue of communication between the independent accountant, internal auditors, and the Board of Directors.
2.	Review and reassess the adequacy of the committee’s charter at least annually. Submit the charter to the Board of Directors annually for approval and have the document published in the Company’s proxy statement at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.
3.	The independent accountant is ultimately accountable to the Audit Committee of the Company. The Audit Committee shall have sole authority to appoint or replace the independent accountant. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accountant (including resolution of disagreements between management and the independent accountant regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Company is responsible to provide funds as directed by the Audit Committee for the appropriate fees and expenses of the independent accountant. The independent accountant shall report directly to the Audit Committee.

FBL Financial Group maintains Management Agreements with certain affiliated companies that have their own Audit Committees that oversee the independent accountant relationship for their respective company. Due to this affiliation, the FBL Audit Committee would like to be informed of the affiliated audit committee decisions with regard to their independent accountant relationship.
4.	The Audit Committee shall preapprove all auditing services and permitted non-audit services to be performed for the Company by its independent accountants, in accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act, and Regulations adopted thereunder by the SEC.
5.	The Audit Committee is empowered to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee has the power, ability and funds needed to retain independent counsel, accountants, or other advisors for any purpose, including to assist it in the conduct of any investigation, without the prior approval from the Board of Directors or management.
6.	The committee will perform such other functions as assigned by law, the Company’s Articles of Incorporation, bylaws, or the Board of Directors. The committee will conduct an annual performance assessment in relation to the purpose, duties and responsibilities listed herein.
7.	The Audit Committee shall report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

Financial Statement and Disclosure Measures

8.	Review the Company’s annual audited financial statements prior to filing or distribution, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Review should include discussion with management and the independent accountant of any significant issues regarding accounting principles, practices and judgments. Recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.
9.	Review with management and the independent accountant the Company’s quarterly financial results prior to filing of its Form 10-Q, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Review should include discussion with management and independent accountant of any significant issues regarding accounting principles, practices and judgments. If necessary, the Chair of the committee may represent the entire Audit Committee for purposes of pre-filing or distribution review. Discussion with the full committee should be made as soon as practical in the circumstances.
10.	Discuss with management, the independent accountant and Audit Services Vice President significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principals, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in the light of material control deficiencies. The discussion may include their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used.
11.	Review and discuss quarterly reports from the independent accountants on:
a.	All critical accounting policies and practices to be used.
b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant.
c.	Other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

12.	Discuss with management and the independent accountant the Company’s practices regarding earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. Discuss with management the Company’s practices regarding financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations).
13.	Discuss with management and the independent accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
14.	Discuss with management, the Audit Services Vice President, and the independent accountant the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
15.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein or any fraud involving management or other employees who have a significant role in the Company’s internal controls.
16.	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No 61 relating to the conduct of the audit. In particular, discuss any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
17.	The Committee will receive quarterly briefings from management and the independent accountants on the status of the internal control reporting required by Sarbanes Oxley Section 404 and review management’s assertions related to internal control and the independent accountants report on internal controls.

Oversight of the Company’s Relationship with the Independent Accountant

18.	Review and evaluate the experience and qualifications of the senior members of the independent accountant.
19.	Obtain and review a report from the independent accountant at least annually regarding:
a.	The independent accountant’s internal quality control procedures.
b.	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the firm.
c.	Any steps taken to deal with any such issues.
d.	All relationships between the independent accountant and the Company.
Evaluate the qualification, performance and independence of the independent accountant, including considering whether the accountant’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountant’s independence, and taking into account the opinions of management and the Audit Services Vice President. The Audit Committee shall present its conclusions with respect to the independent accountant to the Board.
20.	Ensure the rotation of the lead audit partner having primary responsibility for the audit, concurring partner responsible for reviewing the audit and any audit partner as defined by the commission as required by law.
21.	Recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent accountant who participated in the audit of the Company.
22.	Meet with the independent accountant prior to the audit to discuss the planning and staffing of the audit.

23.	Review with the Audit Services Vice President and the independent accountant the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.
24.	The committee shall discuss with the independent accountant its independence from management and the Company including the matters in the written disclosures required by the Securities and Exchange Commission and shall consider the compatibility of non-audit services with the independent accountant’s independence.

Oversight of the Company’s Internal Audit Function

25.	Review and concur in the appointment, replacement, reassignment, or dismissal of the Audit Services Vice President.
26.	Consider and review with management and the Audit Services Vice President:
a.	Significant findings during the year and management’s responses thereto.
b.	Any difficulties encountered in the course of Audit Services Department’s audits, including any restrictions on the scope of their work or access to required information.
c.	The Annual Audit Plan.
d.	Any changes required in the planned scope of the approved audit plan.
e.	The Audit Services Department’s budget, staffing, and staff qualifications.
f.	The Audit Services Department’s Charter.
g.	Audit Service’s compliance with the Institute of Internal Auditors Professional Practices Framework.

Compliance Oversight Responsibilities

27.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
28.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by Audit Services or the independent accountant.
29.	Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.
30.	Review policies and procedures regarding insider trading and review trading activities of the section 16 employee group and report findings to the Board of Directors.
31.	Review with the independent accountant and management any transaction or series of similar transactions to which the Company or a subsidiary of the Company was within the past year or is currently expected to be a party not previously made known to the Board involving more than $60,000, and with respect to which any of the following persons had or is expected to have a direct or indirect material interest:
a.	Any director or executive officer of the Company;
b.	Any nominee for election as a director;
c.	Any stockholder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting stock;
d.	Any member of the immediate family of any of the foregoing persons; and
e.	Any company managed by the Company.
32.	Report to the Board of Directors any transaction described in (31) above determined by the Audit Committee to be unfair to the Company.

Limitations

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the management and the independent accountant. Nor is it the duty of the Audit Committee to assure compliance with laws and regulation and the Company’s internal policies.

Definitions

1.	The Company’s accounting and financial reporting practices is defined as a system of creating and issuing financial information for the benefit of directors, management, regulatory agencies, creditors, investors and other interested parties. This information includes, but is not limited to, past results of operations, current financial condition and future plans and prospects.
2.	The internal control structure is defined as the framework of policies and procedures established by management to provide reasonable assurance that the Company’s financial and non-financial goals are met.

An effective internal control structure provides for:

•	Reliable information.
•	Compliance with policies, procedures, laws, and regulations.
•	Safeguarding of assets.
•	Economical and efficient use of resources.
•	Accomplishment of established objectives.

FBL Financial Group, Inc.
Audit Committee Meeting Agenda

	Feb	May	Aug	Nov
Audit Committee
Minutes of previous meeting	X	X	X	X
Audit Committee Charter				X
Appointment of the Independent Accountant	X
Pre-approve Independent Accountant’s Fees		X
Approve Independent Accountant Pre-Approval Guidelines		X
Review selection of Independent Accountant by other audit committees			X
Monitor complaints received	X	X	X	X
Sarbanes-Oxley — Section 404 briefing	X	X	X	X
Recommend policy for hiring employees of independent accountant			X
Approve permitted non-audit services provided by independent accountant	As required
Executive session of committee members	As required
Report committee actions to the Board of Directors	As required
Chief Financial Officer
Update management overview of financial results for the quarter and/or year	X	X	X	X
Update discussion of Quarterly Financial Results and review Form 10-Q, Quarterly Public Filing, including review of MD&A		X	X	X
Draft of Form 10-K, Annual Public Filing, including review of MD&A	X
Status of reserves and estimates		X
Current accounting and financial reporting matters	X	As required
Financial Statements and Annual Report		X
Discuss material financial risk exposures	X	X	X	X
Material interest transactions greater than $60,000	X	X	X	X
Other Matters	X	X	X	X
Executive session with management	X	As required
Audit Services Vice President
Audit Services Charter	X
Compliance with Standards for the Professional Practice of Internal Auditing	X
Scope of the Annual Audit Plan	X
Audit Services Budget	X
Coordination with independent accountant		X
Review staff qualifications				X
Executive Officer perquisites and expenses			X
Summary of significant findings	X
Executive session with Audit Services Vice President	X	X	X	X

	Feb	May	Aug	Nov
Independent Accountant
Report on quarterly findings and SAS 61 discussion		X	X	X
Report on annual financial statements and SAS 61 discussion	X
Scope of independent accountant’s audit plan			X
Review senior independent accountant members qualifications			X
Review independent accountant quality control procedures			X
Review written statement delineating all relationships between the accountant and the Company	X
Independent accountant’s audit and consulting fees	X
Independent accountant’s report on internal control weaknesses and recommendations			X
Executive session with independent accountant	X	X	X	X

Corporate Counsel
Review insider trading policies and procedures	X	X	X	X
Other Members of Management
Legal matters	As required
Tax matters	As required
Information system matters	As required
Regulatory matters	As required

        The Audit Committee holds quarterly meetings to discuss the financial results pursuant to items eight and nine of the Charter. These quarterly meetings are generally scheduled the day of, but prior to, the release of the financial results to the public.

	1st	2nd	3rd	4th
Quarterly Conference Call Meetings
Overview of quarter’s financial results	X	X	X	X
Review quarterly CEO/CFO certification	X	X	X	X
Comments on independent accountant quarterly review		X	X	X
Comments on independent accountant year end audit	X
Update independent accountant required communications	X	X	X	X
Current accounting and financial reporting matters	As required
Other Matters	As required

APPENDIX B

FBL FINANCIAL GROUP, INC.
EXECUTIVE SALARY AND BONUS DEFERRED COMPENSATION PLAN

        1.  PURPOSE.   This Executive Salary and Bonus Deferred Compensation Plan is established to allow the officers of FBL Financial Group, Inc. (FBL) who are required to meet certain stated FBL Common Stock ownership guidelines to participate in the ownership of FBL Common Stock through use of their base salary and/or annual cash bonus to purchase deferred stock units. In addition, the Plan is intended to allow the officers to defer all or a portion of their base salary and/or annual cash bonus compensation for their services.

        2.  DEFINITIONS.   The following words have the definitions given them below:

        a.  “Affiliate” means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by FBL.

        b.  “Base Salary” means the annual compensation determined for the Officer before Bonus or any other compensation or employee benefits, including any amounts deferred by an Officer under this Plan.

        c.  “Board” means the board of directors of FBL.

        d.  “Bonus” means the annual cash bonuses payable to employees of FBL Financial Group under the FBL Financial Group bonus plan, as long as it remains in effect, which bonus is subject to the control of the Board and of its Management Development and Compensation Committee, including any amounts deferred by an Officer under this Plan. “Bonus” for a particular Plan Year means the Bonus paid shortly after the end of such Plan Year based on performance for such Plan Year.

        e.  “Business Day” means a day on which FBL’s executive offices in West Des Moines, Iowa, are open for business and on which trading is conducted on the New York Stock Exchange.

        f.  “Change in Control Event” means a change in the ownership of FBL, a change in effective control of FBL, or a change in ownership of a substantial portion of the assets of FBL, and includes the exercise of discretion by FBL to terminate this plan and distribute the compensation deferred hereunder within 12 months of the Change in Control Event. A change in the ownership of FBL occurs when a person or group acting in concert acquires ownership of stock of FBL that, together with other stock of FBL held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. A change in effective control of FBL occurs (i) on the date that a person or group acting in concert acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) ownership of stock possessing 35% or more of the total voting power of the FBL stock, or (ii) if a majority of FBL’s directors are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election. A change in the ownership of a substantial portion of FBL’s assets occurs on the date that a person, or a group acting in concert, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from FBL that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of FBL immediately prior to such acquisition or acquisitions. In determining if a Change in Control Event has occurred, the committee may rely upon additional material contained in Treasury Notice 2005-1, Guidance Under Section 409A of the Internal Revenue Code (“IRC”), Q&A 11, 12, 13 and 14, and subsequent guidance or regulations issued under Section 409A.

        g.  “Common Stock” means the Class A Common Stock, no par value per share, of FBL.

        h.  “Compensation Date” means each recurring monthly salary payment date and the date of paying the annual Bonus, which is usually between February 1 and February 15 of each year in reference to performance in the prior Plan Year.

        i.  “Distribution Date” means each date on which an Officer is entitled to receive a distribution from the Officer’s Unit Account.

        j.  “Fair Market Value” means, as to any particular day, the closing price quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day, the closing price quoted on the last prior Business Day on which prices were quoted. The closing price for the shares of Common Stock shall be that published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

        k.  “Officer” means any officer of FBL who is subject to the mandatory stock ownership requirements of the Management Development and Compensation Committee.

        l.  “Plan Year” means each 12-month period beginning on each January 1 and ending on each December 31.

        m.  “Shares” means shares of the Common Stock.

        n.  “Special Ledger” means a record established and maintained by FBL in which the Unit Accounts for the Officers and the Units credited to the accounts are noted.

        o.  “Unit Account” shall mean the account maintained in the Special Ledger for an Officer to which Units allocable to the Officer under this Plan are credited.

        p.  “Unit” means a credit in a Unit Account representing one Share.

          3.  BASE SALARY AND BONUS ELECTION.   For each Plan Year in which a person is an Officer during the existence of this Plan, the Officer may elect to have deferred by FBL crediting Units to a Unit Account maintained for the Officer, not more than 25% of his or her Base Salary, and not more than 100% of his or her Bonus, under an election which must be made not later than the last day of the year prior to the Plan Year for which such Base Salary and Bonus will be earned, or within 30 days of the date the person becomes an Officer of FBL, or within 30 days following the effective date of the Plan for salary earned after the date of election to defer. However, a bonus may only be deferred when a person becomes an Officer during a year if the bonus is performance based compensation and the election is received by June 30 of the year the person becomes an Officer. Each election must be made by the Officer by filing an election form with the Secretary of FBL on or before the applicable deadline. If an Officer does not file an election form for each Plan Year by the applicable deadline, the Officer will be deemed to have elected to receive the entire Base Salary paid during the Plan Year and Bonus applicable to such Plan Year in cash. Deferral elections relating to a Plan Year may not be changed after the beginning of that Plan Year. A deferral election expires at the end of such Plan Year.

          4.  THE UNITS.   If an Officer defers any portion of the Base Salary or Bonus for a Plan Year in the form of Units, then on each Compensation Date, FBL will credit a Unit Account maintained for the Officer with a number of Units equal to (1) the dollar amount of the Base Salary and Bonus then payable that the Officer has elected to defer, divided by (2) the Fair Market Value on the Compensation Date, rounded to the nearest one-thousandth of a Unit. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. FBL will credit to the Officer’s Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (1) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units in the Officer’s Unit Account on the date the dividend is paid, divided by (2) the Fair Market Value on that date, rounded to the nearest one-thousandth Unit.

          5.  DISTRIBUTION OF THE AMOUNTS IN A UNIT ACCOUNT.

        a.  At the time of making each annual deferral election, the Officer may elect to receive Distributions from a Unit Account under the method and at the time(s) as follows:

        1.  Method.   A lump sum payment or either five or ten annual installments. If no election is made the payment will be in a lump sum.

          2.  Time.   Pursuant to one of the following choices. If no election is made, the time for payment will be upon separation from service.

        (a)  Upon separation from service, as defined in Treasury Regulations. However, if the Officer was a “key employee” of the Company, i.e., an Officer with annual compensation in excess of $135,000 per year (in 2005, and in excess of limits set by Treasury Regulations for subsequent years) who is among the top 50 compensated officers, the Officer will be subject to a six month post termination waiting period before any Distribution is made on account of separation from service. The six month limitation will apply to any Distributions described in this Plan which are related to a separation from service election.

        (b)  On a specified date or upon separation from service, whichever is earlier; provided, however, if separation from service is the triggering date, then the restriction on timing of payment to a “key employee” as set forth in subsection 5.2(a) above shall apply. The lump sum payment or the first annual payment, as applicable, shall be made on such date. Each other annual payment, if applicable, shall be made on the same date in each subsequent year.

          3.  Change in election.   An election can be changed in the future only with notice made not less than 12 months prior to the first originally scheduled payout date, with a lump sum payment (or all annual payments) deferred for an additional period of at least five years from when any payment was initially scheduled.

          4.  Acceleration.   No acceleration of any payment shall be permitted except as provided in this paragraph 4. FBL will make payment in full in a lump sum upon an event of (a) death, (b) disability as defined in Code §409A(a)(2)(C), (c) Change of Control Event, (d) domestic relations order, (e) order to comply with a certificate of divestiture, or (f) deminimus balance not exceeding $50,000 at the date of initial Distribution. Upon the occurrence of an unforeseeable emergency, as defined in Code §409A(a)(2)(B)(ii), FBL will make a lump sum payment to the Officer, but only to the extent necessary to satisfy the emergency and pay resulting taxes. Payments under this paragraph 4 will be made by order of the Committee and subject to the definition of and limitations on such events in the Treasury Regulations.

        b.  Form of Payment.   All Distributions shall be paid in Shares. All Share distributions are in whole shares, and cash for fractional shares.

        c.  Officers electing Distributions in Shares in a lump sum will receive that number of Shares equal to the number of Units with which the former Officer’s Unit Account is credited, with any fractions of a Share to be paid in cash. FBL will issue the Shares as soon as practicable, at or after the Distribution Date. Officers electing Distributions in Shares in installments will receive a pro rata number of Shares for each installment plus additional Shares equal to the Units credited to the Unit Account respecting dividends paid on the Common Stock since the last installment was made. FBL will issue the first installment of Shares as soon as practicable at or after the former Officer’s Distribution Date. The remaining installments of Shares will be issued on or about each anniversary of the Officer’s Distribution Date.

          6.  DISTRIBUTION IN THE EVENT OF AN OFFICER’S DEATH OR DISABILITY.   Each Officer must designate one or more beneficiaries of the Officer’s Unit Account, who may be changed from time to time, by filing a prescribed form with FBL’s Secretary. If no designation of beneficiary is made, any deferred benefits under this Plan will be paid to the Officer’s spouse, if any, then children pro rata, if any, and if none survive, to the Officer’s estate upon his or her death. If an Officer dies while in office or a former Officer dies during the installment payment period, FBL will pay a lump sum in cash to the beneficiary as soon as practicable. Should the Officer or former Officer become disabled within the meaning of that term in applicable Treasury Regulations, the deferred benefits will be paid to the person or the person’s guardian as soon as practicable in cash in a lump su m. The cash distribution shall be equal to the number of Units credited to the Unit Account multiplied by the Fair Market Value of the Shares on the day prior to the Distribution Date.

        7.  WITHHOLDING FOR TAXES.   FBL will withhold the amount of cash and Shares necessary to satisfy FBL’s obligation to withhold federal, state, and local income and other taxes on any benefits received by the Officer, the former Officer or a beneficiary under this Plan. FICA taxes are due as compensation is earned and FBL will withhold from the Officer’s other compensation sources necessary amounts. In the event Officer defers a percentage of Base Salary and/or Bonus such that an insufficient amount remains for withholding of FICA or other required taxes at any deferral date, Officer agrees to make arrangements for payment of withholding from other sources before such date.

        8.  NO TRANSFER OF RIGHTS UNDER THIS PLAN.   An Officer or former Officer shall not have the right to transfer, grant any security interest in, or otherwise encumber rights he or she may have under this Plan or any Unit Account maintained for the Officer or former Officer or any interest therein. No right or interest of an Officer or a former Officer in a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Officer or former Officer, whether as the direct or indirect result of any action of the Officer or former Officer or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect.

        9.  UNFUNDED PLAN.   This Plan will be unfunded for federal tax purposes. The Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. FBL’s obligations under this Plan are unsecured, general contractual obligations of FBL.

        10.  AMENDMENT AND TERMINATION OF THE PLAN.   The Board or Management Development and Compensation Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of an Officer, former Officer, or Beneficiary to receive Shares issuable at the effective date of the amendment or termination of any rights that an Officer, former Officer, or a Beneficiary has in any Unit Account at the effective date of the amendment or termination.

        11.  GOVERNING LAW.   This Plan shall be governed by the laws of the State of Iowa. The Plan is administered by the Management Development and Compensation Committee and it has the right to interpret this Plan, and any interpretation by the committee shall be conclusive as to the meaning of this Plan.

        12.  EFFECTIVE DATE AND TRANSITION.   The effective date of this Plan shall be June 1, 2005, and the Plan will become operative and in effect on that date, subject only to the ratification of the Plan by the stockholders of FBL at FBL’s 2005 annual stockholders’ meeting. The Board has reserved and authorized for issuance, pursuant to the terms and conditions of this Plan, 250,000 shares of Common Stock.

Certificate of Secretary

        I, Jerry C. Downin, Secretary of FBL Financial Group, Inc., do hereby certify that the foregoing FBL FINANCIAL GROUP, INC. EXECUTIVE SALARY AND BONUS DEFERRED COMPENSATION PLAN was approved by the shareholders of FBL Financial Group May 20, 2005.

________________________________ Jerry C. Downin, Secretary
Date: ___________________________

FBL FINANCIAL GROUP, INC.

March 31, 2005

Dear Shareholder:

The annual meeting of Shareholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Friday, May 20, 2005. At the meeting the Class A Shareholders will elect eight directors, Class B Shareholders will elect five directors, and the shareholders will act on four other proposals which your Board of Directors believe are important to the continued progress of the Company.

It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

Voting Instruction Card

This proxy is solicited by the Board of Directors of the Corporation.

The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A., as Trustee for the Farm Bureau 401(k) Savings Plan (“the Plan”) to vote all shares of common stock of FBL Financial Group, Inc. allocated to my account as of March 15, 2005. I understand that I am to mail this confidential voting instruction card to the Trustee, acting as tabulation agent (c/o Shareowner Services Proxy Automation), or vote by Internet as described on the reverse side of this card, and that my instructions must be received by the Trustee not later than midnight on May 16, 2005. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in proportion to the other shares in the Plan that are properly voted by the other Plan participants. I also understand that if I properly vote my shares, I am giving the Trustee direction to include my shares in the computation of proportional voting results that will determine how the Trustee votes uninstructed or improperly voted shares.

YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/ffg/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Farm Bureau 401(k) Savings Plan, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1.	Election of Class A Directors:	01 Jerry L. Chicoine 02 John W. Creer 03 Tim H. Gill 04 Robert H. Hanson	05 Paul E. Larson 06 Edward W. Mehrer 07 William J. Oddy 08 John E. Walker	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

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2.	Approve performance terms of incentive compensation plans, including approving material terms of the Management Performance Plan.	☐	For	☐	Against	☐	Abstain
3.	Approve the Executive Salary and Bonus Deferred Compensation Plan.	☐	For	☐	Against	☐	Abstain
4.	Approve amendment to 1996 Common Stock Compensation Plan to increase the number of options annually granted to directors of subsidiaries, and to ratify grants made to such persons in 2005.	☐	For	☐	Against	☐	Abstain
5.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.	☐	For	☐	Against	☐	Abstain
6.	On any other matter that may be submitted to a vote of shareholders.

This proxy will be voted “FOR” items 1, 2, 3, 4, and 5 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.
Date ___________________________, 2005

Signature(s) in Box Please sign name as appearing on this proxy. If signing as a representative, please indicate capacity.